EXHIBIT 9(D)

                    INDEMNIFICATION AGREEMENT


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                    INDEMNIFICATION AGREEMENT



     This Indemnification Agreement is made this 20th day of March, 1991 between The Specialty Managers Trust (the "Trust"), a Massachusetts business trust registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company, and Directed Services, Inc. ("DSI") (whose name is scheduled to be changed to Golden Financial Group, Inc. on or about May 1, 1991), a New York corporation.

     WHEREAS, the Trust issues shares in several different classes, each class known as a Series; and

     WHEREAS, Specialty Advisors Corp. ("SAC"), a California corporation was the sponsor of the Trust and, pursuant to a Management Agreement between SAC and the Trust dated as of November 1, 1988, served as the Manager of Trust from the Trust's commencement of operations through March 20, 1991; and

     WHEREAS, Golden American and Golden American's parent company, The Mutual Benefit Life Insurance Company ("Mutual
Benefit"), through certain of their separate accounts, invest in shares of the operating Series of the Trust; and

     WHEREAS, Golden American and Mutual Benefit issue variable annuity contracts and variable life insurance contracts (the
"Variable Contracts") that are funded by the separate accounts that invest in the operating Series of the Trust; and

     WHEREAS, as a result of a routine examination of the Trust by the staff of the SEC in November of 1990 (the "SEC Examination"), the SEC staff has advised SAC and the Trust that the staff believes that there are several potential deficiencies relating to the Trust or to SAC as investment adviser, and the SEC staff has advised SAC that it may bring an enforcement action against SAC relating to the potential deficiencies; and

     WHEREAS, SAC is reviewing the potential deficiencies that have been identified by the SEC staff; and

     WHEREAS, by resolution adopted at a meeting on February 25, 1991, the Trust's Board of Trustees formed a Special Committee ("Special Committee") to consider and review issues raised as a result of the SEC Examination and to conduct such inquires as the Special Committee deems necessary and appropriate in furtherance of its consideration and review of such issues; and
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     WHEREAS, SAC and the Trust entered into a Mutual Consent to
Terminate the Management Agreement, pursuant to which the Management Agreement between SAC and the Trust will be terminated as of the close of business on March 20, 1991; and

     WHEREAS, pursuant to a new Management Agreement between Directed Services, Inc. and the Trust dated as of March 20, 1991, (the "Management Agreement") Directed Services, Inc. ("DSI"), an indirect subsidiary of Mutual Benefit, has agreed to serve as Manager for the operating Series of the Trust commencing on March 21, 1991.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties do hereby agree as follows:

1.   GENERAL INDEMNIFICATION.

     In partial consideration for the Trust offering shares of its Series solely to separate accounts of Golden American and Mutual Benefit, DSI agrees to hold harmless and indemnify the Trust and the members of the Special Committee from and against any and all claims, suits, damages, costs, losses, expenses, liabilities, penalties, obligations of any kind arising out of or resulting from the SEC Examination, including, but not limited to, the following expenses:

     (i)    fees and expenses of legal counsel to the Trust with respect to services rendered to the Trust;
     (ii)   fees and expenses of legal counsel to the Special Committee with respect to services rendered to the Special Committee and the members thereof;
     (iii)  fees and expenses of independent auditors of the Trust with respect to services rendered to the Trust and the Special Committee;
     (iv)   costs of any formal or informal proceedings brought by the
            SEC with respect to the Trust or the members of the Special Committee and any settlement thereof;
     (v)    costs of any formal or informal proceedings brought by any other persons for claims that arise directly or indirectly as a result of deficiencies or issues relating to the Trust and indemnified by the SEC staff in connection with the SEC Examinations and any settlement thereof;
     (vi) the costs associated with compensating owners of Variable Contracts or making payments to the separate accounts for losses suffered as a result of
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            any incorrect calculations identified as a result of
            the SEC Examination of the daily net asset value per share of any of the operating Series of the Trust;
            and
     (vii)  expenses associated with appointment of DSI to replace
            SAC as Manager to the Trust's operating Series, including the expenses associated with a special meeting of the Board of Trustees to consider the Management Agreement with DSI and a special meeting of shareholders to seek approval of the Management Agreement.

     DSI agrees that the Trust will not bear any of the above mentioned expenses. The parties further agree that this Agreement Trust shall not be construed to render DSI responsible for expenses of SAC, arising from the SEC Examination of the Trust.

2.   DURATION.

     This Agreement shall be effective as of the date indicated above (although the expenses covered by this Agreement may have arisen prior to such date) and continue in force for three calendar years from such date, unless modified by a written instrument executed by the parties hereto; provided however, that DSI shall continue to be obligated after such three-year period under the Agreement with respect to all matters that have been the subject of a claim made for indemnification during such period but which have not been finally determined or resolved by the parties.

3.   SUCCESSORS.

     This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators and assigns of the respective parties hereto. This Agreement may not be assigned by DSI without the written consent of the Trust which may not be unreasonably withheld.

4.   MODIFICATION.

     This Agreement may be modified only by an instrument in writing executed by the parties.

5.   GOVERNING LAW.

     This Agreement shall be governed by the law of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below on the date first above written.

                          THE SPECIALTY MANAGERS TRUST



________________________  By: ____________________________
Attest:


_____________________________ _________________________________
Title                     Title

                          DIRECTED SERVICES, INC.



________________________  By: ____________________________
Attest:


_____________________________ _________________________________
Title                     Title


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